Exhibit 3.6
State of Delaware
Secretary of State
Division of Corporations
Delivered 01:30 PM 03/19/2010
FILED 01:30 PHM03/19/2010
SRV 100299289 -4314552 FILE

STATE OF DELAWARE
CERTIFICATE OF MERGER OF
FOREIGN CORPORATION INTO
A DOMESTIC CORPORATION

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is Liberty Capita1 Asset Management Inc. a Delaware corporation and the name of the corporation being merged into this surviving corporation is Las Vegas Railway Express , Nevada corporation.

SECOND: The Agreement of Merger has been approved, adopted. certified, executed and acknowledged by each of the constituent corporations pursuant to Title 8 Section 252 of the General Corporation Law of the: State of Delaware.

THIRD:  The name of the surviving corporation is Liberty Capital Asset Management, Inc. , a Delaware corporation.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation. (If amendments are affected please set forth)

FIFTH: The authorized stock and par value of the non-Delaware corporation, is 25,000,000 shares at par value of 0.001.

SIXTH: The merger is to become effective on Upon filing.

SEVENTH: The Agreement of merger on file at 6650 Via Austi Pkwy. Suite 170. Las Vegas, NV 89119 an office of the surviving corporation.

EIGHTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation  caused this certificate to be signed by an authorized officer, the 19th of March ,A.D., 2010

By:  /s/ Michael A. Barron
Authorized Officer
Name: Michael A. Barron
Print or Type
Title: CEO